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                 [SUTHERLAND ASBILL & BRENNAN LLP LETTERHEAD]

                                  May 1, 2006

Board of Directors
Metropolitan Life Insurance Company
200 Park Avenue
New York, New York 10166

   Re: Paragon Separate Account A (File No. 811-5382)

Directors:

We hereby consent to the reference to our firm under the caption "Legal Matters" in the Statement of Additional Information included in the Registration Statement on Form N-6 for certain group and individual flexible premium variable life insurance policies issued through Paragon Separate Account A (File No. 811-5382). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND ASBILL & BRENNAN
LLP

By: /s/ Mary E. Thornton
    --------------------------
    Mary E. Thornton